As filed with the Securities and Exchange Commission on May 4, 1998
                                                 Registration No.
===========================================================================

                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549
                               -------------
                                 FORM S-3
                          REGISTRATION STATEMENT
                                   UNDER
                        THE SECURITIES ACT OF 1933
                               -------------
                  DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC.
          (Exact name of Registrant as specified in its charter)
              DELAWARE                                      13-3152648
   (State or other jurisdiction of                       (I.R.S. Employer
   incorporation or organization)                      Identification No.)

200 NORTH WESTLAKE BOULEVARD, SUITE 202, WESTLAKE VILLAGE, CALIFORNIA 91362
(805) 381-2700
 (Address, Including Zip Code, and Telephone Number, Including Area Code,
               of Registrant's Principal Executive Offices)
                              --------------
                             RONALD E. WITTMAN
                  DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC.
                 200 NORTH WESTLAKE BOULEVARD, SUITE 202
                    WESTLAKE VILLAGE, CALIFORNIA 91362
                              (805) 381-2700

         (Name, Address, Including Zip Code, and Telephone Number,
                Including Area Code, of Agent For Service)
                              --------------
                                Copies to:

                           MURRAY MARKILES, ESQ.
                   TROOP MEISINGER STEUBER & PASICH, LLP
                         10940 WILSHIRE BOULEVARD
                       LOS ANGELES, CALIFORNIA 90024
                              (310) 824-7000

     Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.
     If the only securities on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
[  ]
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                      CALCULATION OF REGISTRATION FEE


===========================================================================
   Title Of                  Proposed Maximum Proposed Maximum
  Shares To    Amount To Be  Aggregate Price     Aggregate       Amount of
Be Registered   Registered     Per Unit(1)     Offering Price       Fee
---------------------------------------------------------------------------
Common Stock      450,000         $6.73         $3,028,500          $894
===========================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the average high and low prices of Registrant's Common Stock reported on the Nasdaq SmallCap Market on April 28, 1998.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                Subject to Completion, Dated May 4, 1998

                                PROSPECTUS

                  DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC.
                      450,000 SHARES OF COMMON STOCK
                        (par value $0.01 per share)

                           --------------------

     This Prospectus relates to the sale of an aggregate of 450,000 shares (the "Shares") of the common stock, par value $.01 per share (the "Common Stock") of Dental/Medical Diagnostic Systems, Inc. (the "Company" or "DMD") offered for the account of certain stockholders of the Company (the "Selling Stockholders"). The 450,000 Shares being offered by the Selling Stockholders are issuable by the Company to the Selling Stockholders pursuant to the exercise of common stock purchase warrants (the "Warrants") that were issued to the Selling Stockholders pursuant to a Purchase Agreement, dated as of March 2, 1998, between the Company and the Selling Stockholders in connection with the Company's private placement of its 12% Senior Subordinated Notes due 1999. See "Selling Stockholders and Plan of Distribution." The Selling Stockholders may from time to time sell all or a portion of the Common Stock which may be offered by them under this Prospectus in routine brokerage transactions in the NASDAQ SmallCap market and/or the Boston Stock Exchange, at prices and terms prevailing at the time of sale. The Selling Stockholders may also make private sales directly or through brokers. The Selling Stockholders may pay customary brokerage fees, commissions and expenses. The Company will pay all other expenses of the offering. The Selling Stockholders and the brokers executing selling orders on behalf of the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event commissions received by such brokers may be deemed underwriting commissions under the Securities Act.

     The Company will not receive any proceeds from the sale of the Common Stock offered by the Selling Stockholders hereby.

     The Common Stock is quoted on the Nasdaq SmallCap Market ("Nasdaq SmallCap Market") under the symbol "DMDS" and on the Boston Stock Exchange under the symbol "DMD." On April 28, 1998, the high and low prices of the Common Stock on the Nasdaq SmallCap Market was $6.82 and $6.63, respectively, and the bid and the ask prices of the Common Stock on the Boston Stock exchange was $5.88 and $6.88, respectively.

     THESE SHARES OF COMMON STOCK HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT.
A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


     SEE "RISK FACTORS" BEGINNING ON PAGE 6 HEREOF FOR A DISCUSSION OF CERTAIN INFORMATION THAT SHOULD BE CAREFULLY CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES.


                              --------------

               The date of this Prospectus is May 4, 1998

     No dealer, salesman or any other person has been authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Managers. This Prospectus does not relate to any securities other than those described herein or constitute an offer to sell, or the solicitation of an offer to buy, securities in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

                           AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission
(the "Commission") a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes part of the Registration Statement does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to such Registration Statement, and the exhibits and schedules thereto which may be obtained from the Commission's principal office in Washington, D.C., upon payment of the fees prescribed by the Commission. Statements contained in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement of which this Prospectus forms a part, each such statement being qualified in all respects by such reference.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of the material can be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Common Stock is traded on the Nasdaq SmallCap Market and the Company's reports, proxy or information statements, and other information filed with the Nasdaq SmallCap Market may be inspected at the offices of Nasdaq at 1735 K Street, N.W., Washington, D.C. 20006.

              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by the Company with the Commission pursuant to the Exchange Act, are incorporated by reference into this Prospectus:

  (1) Registrant's Report on Form 10-KSB, as amended, for the twelve-month period ended December 31, 1997;

  (2) Page 45 from Registrant's Amendment No. 2 on Form SB-2, File No. 33-22507, containing the discussion set forth under the caption "Description of Securities."

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the securities covered by this Prospectus shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the oral or written request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are expressly incorporated by reference into such documents). Written requests for such copies should be directed to Ronald E. Wittman, Chief Financial Officer, Dental/Medical Diagnostic Systems, Inc. 200 North Westlake Boulevard, Suite 202, Westlake Village, California, 91362. Telephone inquiries may be directed to Dental/Medical Diagnostic Systems, Inc., at (805) 381-2700.

SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS HAS BEEN ADJUSTED TO REFLECT A ONE-FOR-2.197317574 REVERSE STOCK SPLIT OF THE COMMON STOCK EFFECTED ON JANUARY 13, 1997, AND A ONE-FOR-1.333333333 REVERSE STOCK SPLIT APPROVED BY THE COMPANY'S STOCKHOLDERS ON MARCH 24, 1997 ("REVERSE STOCK SPLITS"). THIS PROSPECTUS AND OTHER INFORMATION INCORPORATED HEREIN, CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF, AMONG OTHER FACTORS, THE FACTORS SET FORTH UNDER THE CAPTION "RISK FACTORS."

THE COMPANY

     Dental/Medical Diagnostic Systems, Inc. ("DMD" or the "Company") designs, develops, manufactures and sells high technology dental equipment. Currently, the Company's primary existing product emphasis is on the manufacture and sale, of an intraoral camera system, known as the "TeliCam
II System," a multi-operatory intraoral camera system, known as the InTELInet, for use in connection with the TeliCam II System, and a tooth whitening and curing device known as the Apollo 95E, which the Company markets internationally, except in Canada. The Company is currently developing with others the Apollo 9500, a tooth whitening and curing device for the United States and Canadian markets, and a digital x-ray system. The Company is also developing an updated version of its intraoral camera system, the "TeliCam Elite" and plans to introduce the updated camera in the second quarter of fiscal year 1998.

     The TeliCam II System displays close-up color video images of dental patients' teeth and gums. These TeliCam images assist dentists in displaying dental health and hygiene problems to patients and, as a result of such display, promote patient acceptance of treatment plans. The TeliCam II System offers dentists the ability to capture and display multiple video images without an expensive external capture device such as a video cassette recorder or color printer, thereby providing a low-cost alternative to the more expensive traditional intraoral dental camera systems. The Company commenced shipments of a predecessor of the TeliCam II System known as the "TeliCam I System" to customers in February 1996, and shipped TeliCam II Systems commencing in the second quarter of 1997. Through December 31, 1997, the Company had sold 4,511 TeliCam I and TeliCam II Systems to dentists throughout the United States, as well as to several dental schools, and 2,406 TeliCam I and II Systems internationally. The Company believes that the market for intraoral cameras such as the TeliCam II system is a market which has matured. TeliCam System II sales have recently been below levels of prior comparable periods, a trend which the Company expects to continue.

     The Company recently introduced a curing and whitening device, the Apollo 95E, to markets outside of the US and Canada. The Apollo 95E was developed by S.E.D. Gerant ("S.E.D."), a developer and manufacturer of medical and dental devices organized under the laws of France which was acquired by the Company in 1997. The Company believes that the Apollo 95E produces faster results than products currently available in that market place. This product is designed to cure composite material in three seconds or less, and to produce teeth whitening in a dental operatory in less than one hour. The Company will also market the chemical composite and whitening materials to be used with both these products. See "Cautionary Statements and Risk Factors -- Substantial Dependence on Third Parties -- SUPPLIERS."

     Under an exclusive distribution agreement with Ion Laser Technology, Inc. ("ILT"), the Company has obtained the right to distribute a composite curing and whitening system currently under development by ILT to the dental market in the US and Canada. As of April 30, 1998, no devices had yet been shipped by ILT which met the Company's specifications. Based upon recent events and communications with ILT, the Company does not believe that an acceptable device will be developed and delivered to the Company in accordance with the requirements of the Company's agreement with ILT; in which case the Company intends to introduce the Apollo 95E into the United States and Canada. Shipment of the 95E into the US requires regulatory approval from the Food and Drug Administration and, while no assurance of receipt of the required approvals can be given, the Company expects that a period of three to six months will be required to obtain necessary approvals. See "Cautionary Statements and Risk Factors -- Substantial Dependence on Third Parties -- SUPPLIERS."

     The Company has entered into an agreement with Suni Imaging
Microsystems, Inc. ("Suni") to develop digital x-ray technology for incorporation into systems for the dental market. The Company has obtained exclusive rights to market products to the dental market incorporating certain digital x-ray technology developed by Suni. Suni will retain the rights to developed microchip technology underlying the x-ray system it develops for the Company. Digital x-ray systems, including those currently on the market, reduce radiation exposure compared to conventional x-ray systems and allow dentists to view x-ray images in real-time without the time-consuming process of film development and eliminate the need to use and dispose of chemicals required to develop conventional x-ray film. This technology, if successfully developed for the Company by Suni, would provide an improved image quality digital x-ray system at a price point expected to be lower than competitive systems. Digital x-ray systems, including those currently on the market, reduce radiation exposure compared to conventional x-ray systems and allow dentists to view x-ray images in real-time without the time-consuming process of film development and eliminate the need to use and dispose of chemicals required to develop conventional x-ray film. This technology also is designed to allow database storage and recall of images for comparison purposes. The development of the technology will be done by Suni and funded by the Company. No assurance can be given that digital x-ray technology will be successfully developed, or if the technology is developed, that the Company will be able to commercially exploit it. Additionally, the Company believes that any products it may develop incorporating the digital x-ray technology will require FDA approval prior to marketing, and as a consequence, the timing of the domestic introduction of such product is uncertain. The Company will determine whether or not to proceed with the marketing of such product based upon the results of the development. See "Cautionary Statements and Risk Factors -- Substantial Dependence on Third Parties -- SUPPLIERS."

     In November 1996, the Company introduced its InTELInet Video Monitoring System ("InTELInet") which generally includes two TeliCam systems, a printer, a video-cassette monitor, cabling and installation. InTELInet creates a video-electronic information link between the different operatories of the dental office. InTELInet is different from most other intra-office networking systems known to the Company in that it enables simultaneous use of two or more intraoral cameras, which allows dentists and their staffs to conduct more than one patient examination at a time using two or more intraoral cameras simultaneously. InTELInet is thus designed to be a cost-effective solution to the problems generally associated with standard networking of various intraoral cameras in multiple operatories within a single dental practice. The Company emphasizes the savings to dental practices and the ease of use of the InTELInet in its marketing campaigns. The InTELInet is being marketed by the Company only in the US due to the general absence of multiple operatory practices outside of the United States. The InTELInet facilitates simple network expansion and is only compatible with intraoral dental cameras marketed by the Company. While there can be no assurance that digital x-ray technology will be developed, the Company has designed the InTELInet system to be compatible with the digital x-ray technology the Company is currently developing with Suni Imaging Microsystems, Inc. From the time of its first introduction in late November 1996, through December 31, 1997, 385 InTELInet multiple operatory networking systems have been sold by the Company.

     The Company's principal executive offices are located at 200 North Westlake Boulevard, Suite 202, Westlake Village, California 91362, and its telephone number is (805) 381-2700.

RISK FACTORS

     Several of the matters discussed in this document contain forward looking statements that involve risks and uncertainties. Factors associated with the forward looking statements which could cause actual results to differ materially from those projected or forecast in the statements that appear below. In addition to other information contained in this document, readers should carefully consider the following cautionary statements and risks factors:

LIMITED OPERATING HISTORY; HISTORY OF LOSSES AND ACCUMULATED DEFICIT. While the Company has been in existence since 1981, its operations between 1988 and its acquisition of DMD and BDI in March 1996, were limited to the exploration of acquisition opportunities. Dental/Medical Diagnostic
Systems, the division of the Company which designs and markets the Company's TeliCam II System, and BDI, a subsidiary of the Company, have only been in operation since October 1995. For the period from inception (October 23, 1995) to March 2, 1996, the Company incurred a net loss of $1,625,213, and for the ten-month period ended December 31, 1996, the Company had net income of $137,151. For the twelve months ended December 31, 1997 the Company had a net loss after extraordinary item of $2,044,729. At December 31, 1997, the Company's accumulated deficit was $3,532,791. The ability of the Company to obtain and sustain profitability will depend, in part, upon the successful marketing of existing products and the successful and timely introduction of new products. There can be no assurance that the Company will be able to generate and sustain net sales or profitability in the future.

     DEPENDENCE UPON A SINGLE PRODUCT. The TeliCam II System, has been the Company's primary product and, together with related products such as the InTELInet system, accounted for a substantial portion of the Company's revenue. See "-- Importance of New Product Development to Growth." The Company believes that the market for intraoral cameras such as the TeliCam II system is a market which has matured. TeliCam System II sales have recently been below levels of prior comparable periods, a trend which the Company expects to continue. If the Company is unable to succesfully develop and introduce additional products and product lines, it is likely that the Company's business operations would be substantially and adversely impacted.

     IMPORTANCE OF NEW PRODUCT DEVELOPMENT TO GROWTH. The Company's ability to develop and successfully introduce new products, particularly, a tooth whitening and curing device suitable for the United States market such as either the Apollo 9500 under development by ILT or the Company's Apollo 95E, and the digital x-ray technology under development for the Company by Suni, will be a significant factor in the Company's ability to grow and remain competitive. See "Cautionary Statements and Risk Factors -- Substantial Dependence on Third Parties -- SUPPLIERS." The Company presently does not believe that ILT will be able to perform its obligations and deliver to the Company a marketable product in accordance with the delivery schedule established by ILT's agreement with the Company. New product development often requires long-term forecasting of market trends, the development and implementation of new designs, compliance with extensive governmental regulatory requirements and a substantial capital commitment. The medical and dental device industry is characterized by rapid technological change. As technological changes occur in the marketplace, the Company may have to modify its products in order to keep pace with these changes and developments. The introduction of products embodying new technologies, or the emergence of new industry standards, may render existing products, or products under development, obsolete or unmarketable. Any failure by the Company to anticipate or respond in a cost-effective and timely manner to government requirements, market trends or customer requirements, or any significant delays in product development or introduction, could have a material adverse effect on the Company's business, operating results and financial condition.

     NEED FOR ADDITIONAL FINANCING. Based on its current operating plan, the Company anticipates that in addition to the remaining proceeds of the Offering, together with the credit facility and proceeds of the Debt Placement, further capital will be required during the next twelve months to satisfy the Company's expected increased working capital and research and development requirements for its planned new products. The Company is currently exploring alternatives to fulfill these requirements. No assurance can be given that additional financing will be available when needed or that, if available, it will be on terms favorable to the Company or its stockholders. If needed funds are not available, the Company may be required to curtail its operations, which could have a material adverse effect on the Company's business, operating results and financial condition. The Company will need to raise additional funds through bank borrowings, public or private financings, or otherwise. If additional funds are raised through the issuance of equity securities, additional dilution to stockholders may occur. In addition, if sufficient funds to repay the Notes are not available, the Notes may be converted to shares of Common Stock and additional dilution to stockholders may occur. No assurance can be given that additional financing will be available when needed or that, if available, it will be on terms favorable to the Company or its stockholders. If needed funds are not available, the Company may be required to curtail its operations, which could have a material adverse effect on the Company's business, operating results and financial condition.

     EXPANSION THROUGH UNDETERMINED ACQUISITIONS AND JOINT VENTURES. The Company intends to expand its product lines and domestic and international markets, in part, through acquisitions. The Company's ability to expand successfully through acquisitions will depend upon the availability of suitable acquisition candidates at prices acceptable to the Company, the Company's ability to consummate such transactions and the availability of financing on terms acceptable to the Company. There can be no assurance that the Company will be successful in completing acquisitions. Such transactions involve numerous risks, including possible adverse short-term effects on the Company's operating results or the market price of the Common Stock. These acquisitions and joint ventures may not be subject to approval or review by the Company's stockholders. The Company does not expect that it will obtain an appraisal by any independent appraisers with respect to any such acquisition. Certain of the Company's future acquisitions may also give rise to an obligation by the Company to make contingent payments or to satisfy certain repurchase obligations, which payments could have an adverse financial effect on the Company. In addition, integrating acquired businesses may result in a loss of customers or product lines of the acquired businesses and also requires significant management attention and may place significant demands on the Company's operations, information systems and financial resources. The failure effectively to integrate acquired businesses with the Company's operations could adversely affect the Company. In addition, the Company competes for acquisition opportunities with companies which have significantly greater financial and management resources than those of the Company. There can be no assurance that suitable acquisition opportunities will be identified, that any such transactions can be consummated, or that, if acquired, such new businesses can be integrated successfully and profitably into the Company's operations. Moreover, there can be no assurance that the Company's historic rate of growth will continue, that the Company will continue to successfully expand, or that growth or expansion will result in profitability.

     The Company also intends to expand its product lines and domestic and international markets through joint ventures. The Company's ability to expand successfully through joint ventures will depend upon the availability of suitable joint venture candidates whose terms are acceptable to the Company, the Company's ability to consummate such transactions and the availability of financing on terms acceptable to the Company. There can be no assurance that the Company will be successful in completing joint ventures. Such transactions involve numerous risks, including possible adverse short-term effects on the Company's operating results or the market price of the Common Stock. The failure effectively to integrate joint ventures with the Company's operations could adversely affect the Company. In addition, the Company competes for expansion opportunities with companies which have significantly greater financial and management resources than those of the Company. There can be no assurance that suitable investment opportunities will be identified, that any such transactions can be consummated, or that such new businesses can be integrated successfully and profitably into the Company's operations. Moreover, there can be no assurance that the Company's historic rate of growth will continue, that the Company will continue to successfully expand, or that growth or expansion will result in profitability.

SUBSTANTIAL DEPENDENCE ON THIRD PARTIES

     The Company substantially depends upon third parties for several critical elements of its business including the development and licensing for distribution of its products.

     SUPPLIERS. With the exception of the TeliCam System's CCD processor unit, the Company believes that there are multiple sources from which it may purchase the components of the TeliCam System. The Company anticipates that it will obtain certain of the components of the TeliCam System from a single source or a limited number of sources of supply. Although the Company believes it will be able to negotiate satisfactory supply arrangements and relationships, the failure to do so may have a material adverse effect on the Company. Furthermore, there can be no assurance that suppliers will dedicate sufficient production capacity to satisfy the Company's requirements within scheduled delivery times or at all. Failure or delay by the Company's suppliers in fulfilling its anticipated needs may adversely affect the Company's ability to market the TeliCam System. Pursuant to the Boston Marketing Distribution Agreement, the Company has the exclusive right to market Teli Units to the dental market. Boston Marketing is a licensed distributor of the Teli Units under a separate agreement with their manufacturer. The agreement between Boston Marketing and the Teli Units manufacturer obligates Boston Marketing to meet minimum purchase obligations. If Boston Marketing fails to meet these obligations, Boston Marketing will be terminated as a licensed distributor. In the event of such termination, the Company, as a sublicensee subdistributor of Boston Marketing, may lose its right to purchase the Teli Units. Moreover, in the event the Company is unable to meet its minimum annual purchase obligations under the Boston Marketing Distribution Agreement, and, as a consequence, such agreement terminates, the Company may be required to find an alternative source for the primary component of its TeliCam System. The Company believes that, in the event the Company loses its right to sell the Teli Units, replacement components could be developed by and obtained from third parties, but that this may take more than six months. The potential delay associated with locating an alternative source of supply would have a significant adverse effect on the Company's operating results and financial condition. In addition, there is no guarantee that an intraoral dental camera system utilizing the replacement components will be accepted by the dental marketplace. The Company has an oral agreement with S.E.D. to manufacture its Apollo 95E product for sale internationally. Dr. Duret, president of S.E.D. will oversee manufacturing of the Apollo 95E for the Company, and will render consulting services for the Company. If S.E.D. is unable to meet the Company's requirements, the Company would have to obtain an alternative manufacturing arrangement. The Company believes that such manufacturing capability could be developed by the Company or obtained from third parties, but that developing or obtaining alternative capacities may take up to four months. The potential delay associated with either developing or locating an alternative source of supply could have a significant adverse effect on the Company's operating results and financial condition.

     DISTRIBUTION AND LICENSING RELATIONSHIPS. The Company has entered into licensing and/or distribution relationships with ILT and SUNI.

 As of April 30, 1998, no devices had yet been shipped by ILT which met the Company's specifications. The Company presently does not believe that ILT will be able to perform its obligations and deliver to the Company a marketable product in accordance with the delivery schedule established by ILT's agreement with the Company; in which case, the Company intends to introduce its Apollo 95E product for sale in the US and Canada. The Company believes that it would need to delay product shipments of the 95E into the US for four to six months while it obtains FDA regulatory approval. If the regulatory approval of the 95E product cannot be obtained, the Company believes an alternative source of supply for curing and whitening devices could be developed by the Company, or be obtained from third parties. Developing or locating such an alternative source could result in substantial delays. Regulatory approval for any such alternative product may need to be obtained prior to any sale in the US and Canada. If ILT is able to meet its obligations, under the terms of the Company's agreement with ILT, the Company will be required to meet substantial minimum purchase and sales goals during each year of the five-year initial term of its license with ILT in order to retain exclusive rights to sell ILT's tooth curing and whitening devices in the US and Canada. If the Company is unable to meet its minimum purchase and sales requirements, ILT may terminate the agreement and license its devices for sale by the Company's competitors, or may grant exclusive rights to such a competitor. There can be no assurance that the Company will achieve sufficient sales to be able to maintain its right to sell ILT products. If ILT licenses the technology to a competitor, this could have a material adverse effect on the Company's operating results and financial condition. The initial five year term of the agreement may be renewed at the option of the Company for ten successive one year terms, provided that the Company has met its annual purchase and sales requirements. If the contract with ILT expires, or is terminated except by reason of ILT's non-performance, the Company has agreed not to sell any product competitive with the Apollo 9500 into the US or Canadian markets for a period of one year following termination or expiration of the contract. In the event of such termination or expiration, the Company would not be able to introduce a competitive device, including the 95E, into the US or Canadian markets for at least a year, even if prior regulatory approval of such product is obtained. Delays associated with regulatory approval, product development, locating an alternative source of supply, and the Company's inability to sell alternative devices in the US and Canada for one year following expiration or termination of the contract, would have a significant adverse effect on the Company's operating results and financial condition. In addition, there is no guarantee that any device manufactured by ILT, the Apollo 95E, or a product developed and manufactured by an alternative supplier, once introduced, will be accepted by the dental marketplace.

     Under the Company's licensing and development arrangements with Suni for the development of digital x-ray technology for the dental market, the Company has obtained exclusive marketing rights to products incorporating certain digital x-ray technology developed by Suni. The Company has paid significant advances to, and is dependent upon Suni to successfully develop the digital x-ray technology and to commercialize the digital x-ray technology. There can be no assurance that Suni will be successful in this endeavor. If Suni should not develop a digital x-ray product acceptable to the Company or the marketplace, this would have a material adverse effect on the Company's operating results and financial condition. The agreement with Suni provides that the Company is obligated to make minimum royalty payments if products incorporating the developed technology are introduced to the market in order to maintain exclusivity. There can be no assurance that the Company will be able to meet the royalty payments required to maintain exclusivity. Suni would then be able to license the developed technology to the Company's competitors, or grant an exclusive license to a competitor, which could have a material adverse effect on the Company's operating results and financial condition.

     FLUCTUATIONS IN QUARTERLY RESULTS. The Company's business is subject to certain quarterly influences. Management's prior experience in the industry would indicate that net sales and operating profits are generally higher in the fourth quarter due to the purchasing patterns of dentists and are generally lower in the first quarter due primarily to increased purchases in the prior quarter and during the summer months due to a reduced volume of trade shows and increased unavailability of dentists due to summer vacations. The Company plans to increase expenses to fund greater levels of research and development and to fund investments in joint ventures and acquisitions. To the extent that such expenses precede or are not subsequently followed by increased revenues, the Company's business, quarterly operating results and financial condition will be adversely affected. Quarterly results may also be adversely affected by a variety of other factors, including the timing of acquisitions and their related costs, as well as the release of new products and promotions taking place within the quarter. Other factors that may influence the Company's quarterly operating results include the timing of introduction or enhancement of products by the Company or its competitors, market acceptance of the TeliCam II, the InTELInet System and other new products, development and promotional expenses relating to the introduction of new products or enhancements of existing products, reviews in the industry press concerning the products of the Company or its competitors, changes or anticipated changes in pricing by the Company or its competitors, mix of distribution channels through which products are sold, mix of products sold, product returns, the timing of orders from major distributors, order cancellations, delays in shipment and general economic conditions. Due to all of the foregoing factors, it is also likely that in some future periods the Company's operating results may be below the expectations of analysts and investors. In such event, the price of the Company's Common Stock would likely be materially adversely affected.

     EXTENSIVE GOVERNMENT REGULATION. The Company's products and its manufacturing practices are subject to regulation by the United States Food and Drug Administration ("FDA") pursuant to the Federal Food, Drug and Cosmetic Act ("FDC Act"), and by other state and foreign regulatory agencies. Under the FDC Act, medical and dental devices, including those under development by the Company must receive FDA clearance or approval before they may be sold, or be exempted from the need to obtain such clearance or approval. FDA regulations also require the Company to adhere to certain "Good Manufacturing Practices" ("GMP") regulations, which include validation testing, quality control and documentation procedures. The Company's compliance with applicable regulatory requirements is subject to periodic inspections by the FDA.

     The Company will need 510(k) approval for any new products which are developed in the future using digital x-ray technology. The process of obtaining required regulatory clearances or approvals can be time-consuming and expensive, and compliance with the FDA's GMP regulations and other regulatory requirements can be burdensome. Moreover, there can be no assurance that the required regulatory clearances will be obtained, and those obtained may include significant limitations on the uses of the product in question. In addition, changes in existing regulations or the adoption of new regulations could make regulatory compliance by the Company more difficult in the future. If ILT is unable to perform its obligations, the Company believes it would have to seek regulatory approval of its Apollo 95E, or any alternative curing and whitening device, prior to sale in the US. Although the Company believes that its products and procedures are currently in material compliance with all relevant FDA requirements, the failure to obtain the required regulatory clearances or to comply with applicable regulations could result in fines, delays or suspensions of clearances, seizures or recalls of products, operating restrictions and criminal prosecutions, and would have a material adverse effect on the Company.

     COMPETITION. The manufacture and distribution of medical and dental devices is intensely competitive. The Company competes with numerous other companies, including several major manufacturers and distributors. With respect to the intraoral camera market, the Company has at least five major competitors. Most of the Company's competitors have greater financial and other resources than the Company. Consequently, such entities may begin to develop, manufacture, market and distribute systems which are substantially similar or superior to the Company's products.

     RAPID EXPANSION OF THE COMPANY'S BUSINESS. From inception (October 23,
1995) through December 31, 1997, the Company has experienced rapid and substantial growth in revenues and geographic scope of operations. Any future growth may place a significant strain on management and on the Company's financial resources and information processing systems. The failure to recruit additional staff and key personnel, to have sufficient financial resources, to maintain or upgrade these financial reporting systems, or to respond effectively to difficulties encountered during expansion could have a material adverse effect on the Company's business, operating results and financial condition.

     RELIANCE ON INTERNATIONAL SALES AND DISTRIBUTORS AND GENERAL RISKS OF INTERNATIONAL OPERATIONS. For the twelve-month period ended December 31, 1997, international sales have accounted for approximately 24% of the Company's net sales, and the Company expects that international sales may increase as a percentage of sales in the future. Consequently, the Company is subject to the risks of conducting business internationally, including unexpected changes in, or impositions of, legislative or regulatory requirements; fluctuations in the US dollar which could materially adversely affect US dollar revenues; tariffs and other barriers and restrictions; potentially adverse taxes; and the burdens of complying with a variety of international laws and communications standards. The Company's international sales involve potentially longer payment cycles and the Company may experience greater difficulty collecting accounts receivable. The Company currently depends on third party distributors for substantially all of its international sales. At December 31, 1997, nine of the Company's international distributors accounted for 60% of the Company's accounts receivable, and nine of these distributors accounted for approximately $3,877,000 or 24%, of the Company's total sales for the twelve-month period ended December 31, 1997. Certain of the Company's third party distributors may also act as resellers for competitors of the Company and could devote greater effort and resources to marketing competitive products. The loss of, or other significant reduction in sales to, certain of these third party distributors could have a material adverse effect on the Company's business and results of operations. The Company is also subject to general geopolitical risks, such as political and economic instability and changes in diplomatic and trade relationships, in connection with its international operations. There can be no assurance that these risks of conducting business internationally will not have a material adverse effect on the Company's business. Further, any failure by the Company to predict or plan for changes in the international arena could have a material adverse effect on the Company's business, operating results and financial condition.

     DEPENDENCE ON KEY PERSONNEL. The Company's future performance will depend significantly upon its Chairman of the Board and Chief Executive Officer, Robert H. Gurevitch, and upon certain other key employees of the Company. The loss of service of one or more of these persons could have a material adverse effect on the Company's business and operations. The Company has entered into Employment Agreements with Robert H. Gurevitch and Dewey Perrigo, the Company's Vice President of Sales, pursuant to which they each have agreed to render services to the Company until October 1, 1999. The Company has obtained "key person" life insurance on Mr. Gurevitch in the amount of $2,000,000, of which the Company is the sole beneficiary, but there can be no assurance that the proceeds of such insurance will be sufficient to offset the loss to the Company in the event of his death. The Company does not maintain any insurance on the lives of its other senior management. In addition, the Company's success will be dependent upon its ability to recruit and retain qualified personnel. Any failure by the Company to retain and attract key personnel could have a material adverse effect on the Company's business, operating results, and financial condition.

     LIMITED PROPRIETARY PROTECTION. The Company's success and ability to compete is dependent in part upon its proprietary technology. The Company's proprietary technology is not protected by any patents. Consequently, the Company relies primarily on trademark, trade secret and copyright laws to protect its technology. Also, the Company has implemented a policy that most senior and technical employees and third-party developers sign nondisclosure agreements. However, there can be no assurance that such precautions will provide meaningful protection from competition or that competitors will not be able to develop similar or superior technology independently. Also, the Company has no license agreements with the end users of its products, so it may be possible for unauthorized third parties to copy the Company's products or to reverse engineer or otherwise obtain and use information that the Company regards as proprietary. If litigation is necessary in the future, to enforce the Company's intellectual property rights, to protect the Company's trade secrets or to determine the validity and scope of the proprietary rights of others, such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, operating results and financial condition. Ultimately, the Company may be unable, for financial or other reasons, to enforce its rights under intellectual property laws. In addition, the laws of certain countries in which the Company's products are or may be distributed may not protect the Company's products and intellectual property rights to the same extent as the laws of the United States.

     The Company believes that its products do not infringe upon any valid existing proprietary rights of third parties. Although the Company has received no communication from third parties alleging the infringement of proprietary rights of such parties, there can be no assurance that third parties will not assert infringement claims in the future. Any such third party claims, whether or not meritorious, could result in costly litigation or require the Company to enter into royalty or licensing agreements. There can be no assurance that the Company would prevail in any such litigation or that any such licenses would be available on acceptable terms, if at all. If the Company were found to have infringed upon the proprietary rights of third parties, it could be required to pay damages, cease sales of the infringing products and redesign or discontinue such products, any of which alternatives, individually or collectively could have a material adverse effect on the Company's business, operating results and financial condition.

     CONFLICT OF INTERESTS. Robert Gurevitch, Chairman of the Company, has loaned money to the Company ("Loan Obligations") and has guaranteed the performance by the Company under its leases for its Irvine (Technology Drive) and Westlake, California premises. The Company believes that all of these transactions were on terms no less favorable than were available from unaffiliated third parties. The Company intends to attempt to relieve Mr. Gurevitch from his obligations under each of these guarantees and it is possible that, in order to achieve the release of Mr. Gurevitch from these guarantees, the Company will be required to post collateral or provide other concessions to the recipients of the guarantees. The Company has, in the past, entered into transactions with affiliates and there can be no assurance that the Company will not enter into transactions with affiliated parties in the future.

     LIMITATION OF LIABILITY AND INDEMNIFICATION. The Company's Amended and Restated Certificate of Incorporation limits, to the maximum extent permitted by the Delaware General Corporation Law ("Delaware Law"), the personal liability of directors for monetary damages for breach of their fiduciary duties as a director, and provides that the Company shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by law. The Company has entered into indemnification agreements with its directors and executive officers which may require the Company, among other things, to indemnify such directors against liabilities that arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, has obtained director's and officer's insurance. The Company has purchased director's and officer's liability insurance in the amount of $3.0 million. Section 145 of the Delaware Law provides that a corporation may indemnify a director, officer, employee or agent made, or threatened to be, a party to an action by reason of the fact that he was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred in connection with such action if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. Delaware Law does not permit a corporation to eliminate a director's duty of care, and the provisions of the Company's Amended and Restated Certificate of Incorporation have no effect on the availability of equitable remedies, such as injunction or rescission, for a director's breach of the duty of care.

     ANTI-TAKEOVER PROVISIONS. The Company has an authorized class of 1,000,000 shares of preferred stock which may be issued by the Board of Directors on such terms and with such rights, preferences and designations as the Board of Directors may determine. Issuance of such preferred stock, depending upon the rights, preferences and designations thereof, may have the effect of delaying, deterring or preventing a change in control of the Company. In addition, certain "anti-takeover" provisions of the Delaware Law, among other things, restrict the ability of stockholders to effect a merger or business combination or obtain control of the Company, and may be considered disadvantageous by a stockholder.

     PRODUCT LIABILITY. Although the Company has not experienced any product liability claims to date, the sale and support of products by the Company may entail the risk of such claims, and there can be no assurance that the Company will not be subject to such claims in the future. A successful product liability claim or claim arising as a result of use of the Company's products brought against the Company, or negative publicity attendant to any such claim, could have a material adverse effect upon the Company's business, operating results and financial condition. The Company maintains product liability insurance with coverage limits of $1,000,000 per occurrence and $1,000,000 per year. While the Company believes that it maintains adequate insurance coverage, there can be no assurance that the amount of insurance will be adequate to satisfy claims made against the Company in the future, or that the Company will be able to obtain insurance in the future at satisfactory rates or in adequate amounts.

USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Securities offered by the Selling Stockholders hereunder.

SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

     The Shares to be sold by the Selling Stockholders consist of 450,000 issuable by the Company to the Selling Stockholders pursuant to the exercise of common stock purchase warrants (the "Warrants") that were issued to the Selling Stockholders pursuant to a Purchase Agreement, dated as of March 2, 1998, between the Company and the Selling Stockholders in connection with the Company's private placement of its 12% Senior Subordinated Notes due 1999. The following table sets forth certain information regarding the beneficial ownership of the Common Stock by the Selling Stockholders as of March 3, 1998 and as adjusted to reflect the sale of the Shares by the Selling Stockholders. The Selling Stockholders respectively have the sole voting and investment power with respect to the Shares owned, subject to applicable community property laws. As of March 24, 1998, the Company had outstanding 5,115,777 shares of Common Stock, par value $.01 per share, the only outstanding voting security of the Company.


                                    Common Stock Owned Prior to the
Common Stock Owned
                                               Offering(1)
After the Offering(1)
                                    -------------------------------
----------------------


                                   Number of                   Number                         Percent
                                   Shares of    Percent     of Shares to      Number           of
                                 Common Stock   of Class(2)   be Sold        of Shares        Class
                                 ------------   ----------  ------------     ---------        ------
JMG Capital Partners, L.P.         125,001         2.4         50,000          75,001          1.5

Triton Capital Investments, Ltd.    50,000          1          50,000             0             *

JMG Capital Management, Inc.         2,500          *           2,500             0             *

Dorchester Partners, L.P.          222,651         4.3        100,000         122,651          2.4

J. Steven Emerson IRA R/O I(3)     355,134         6.7        100,000         255,134          4.9

G. Tyler Runnels(4)                254,951         4.9         25,000         229,951          4.4

John B. Davies                      10,000          *          10,000             0             *

The Muhl Family Trust                8,751          *           5,000           3,751           *
  Dated 10/11/95

Tallac Corporation                 176,600         3.4        100,000          76,600          1.5
c/o Investment Manager
Alavarado Partners

Bruce A. Brown, as his sole and      2,500          *           2,500             0             *
  separate property

Page 12

Bruce A Brown and Judith A Brown     5,000          *           5,000             0             *
  as Joint Tenants with Right of
  Survivorship

-----------------------
* Less than one percent.

(1) Includes any shares of Common Stock which underlie outstanding warrants or options to purchase the Company's Common Stock that are currently exercisable or will become exercisable within the next 60 days, including the 450,000 shares covered by this registration statement.
(2) The number of outstanding Shares takes into account and assumes the exercise of any warrants or options owned by the particular shareholder that are currently exercisable or will become exercisable within 60 days.
(3) Includes 48,000 shares underlying common stock purchase warrants that are in addition to the 100,000 shares underlying common stock purchase warrants that are being hereby registered.
(4) Includes 28,500 shares underlying redeemable common stock purchase warrants, exercisable May 9, 1998, that are in addition to the 25,000 shares underlying common stock purchase warrants that are being hereby registered. Also includes 40,959 shares underlying options granted to Mr. Runnels.


     The Selling Stockholders may sell all or a portion of the Shares offered hereby from time to time in brokerage transactions in the NASDAQ SmallCap Market and/or the Boston Stock Exchange at prices and terms prevailing at the times of such sales. The Selling Stockholders may also make private sales directly or through brokers. The Selling Stockholders may individually pay customary brokerage commissions and expenses. In connection with any sales, the Selling Stockholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act, in which event commissions received by such brokers may be deemed underwriting commissions under such Act.

     Under the Exchange Act and the regulations thereunder, any person engaged in a distribution of the shares of Common Stock of the Company offered by this Prospectus may not simultaneously engage in market making activities with respect to the shares of Common Stock of the Company during the applicable "cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Stockholders will need to comply with applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of Common Stock by the Selling Stockholders. Regulation M contains certain limitations and prohibitions and is intended to prevent issuers and selling security holders and other participants in a distribution of securities from conditioning the market through manipulative or deceptive devices to facilitate the distribution.


                               LEGAL MATTERS

     The validity of the Shares offered hereby will be passed upon for the Company by Troop Meisinger Steuber & Pasich, LLP, Los Angeles, California.

                                  EXPERTS

     The consolidated balance sheets of Dental/Medical Diagnostic Systems, Inc. as of December 31, 1996 and December 31, 1997 and the consolidated statements of income, retained earnings and cash flows for the period from inception to March 2, 1996, the ten months ended December 31, 1996 and for the twelve-month period ended December 31, 1997, incorporated by reference in this registration statement on Form S-3, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     Future audited financial statements of the Company and the reports thereon of the Company's independent public accountants will also be incorporated by reference in this prospectus in reliance upon the authority of those accountants as experts in giving those reports to the extent said firm has audited those financial statements and consented to the use of their reports thereon.

                              INDEMNIFICATION

     As permitted by the Delaware General Corporation Law ("DGCL"), the Company's Amended and Restated Certificate of Incorporation limits the personal liability of directors to the Company for monetary damages for certain breaches of fiduciary duty. Liability is not eliminated for
(i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or stock purchases or redemptions pursuant to
Section 174 of the DGCL, or (iv) any transaction from which the director derived an improper personal benefit.

     The Company has also entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements provide that the directors and executive officers will be indemnified to the fullest extent permitted by applicable law against all expenses (including attorneys' fees), judgments, fines and amounts reasonably paid or incurred by them for settlement in any threatened, pending or completed action, suit or proceeding, including any derivative action, on account of their services as a director or officer of the Company or of any subsidiary of the Company or of any other company or enterprise in which they are serving at the request of the Company. No indemnification will be provided under the indemnification agreements, however, to any director or executive officer in certain limited circumstances, including on account of knowingly fraudulent, deliberately dishonest or willful misconduct. To the extent the provisions of the indemnification agreements exceed the indemnification permitted by applicable law, such provisions may be unenforceable or may be limited to the extent they are found by a court of competent jurisdiction to be contrary to public policy.

     The Company has purchased a directors and officers liability insurance policy in the amount of $3,000,000.

     PART II.       INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses in connection with the offering are as follows:



                                                                Amount
                                                                ------

Registration Fee Under Securities Act of 1933 . . . . . .      $894.00

NASD Filing Fees. . . . . . . . . . . . . . . . . . . . .      $ *

Blue Sky Fees and Expenses. . . . . . . . . . . . . . . .      $ *

Printing and Engraving Certificate  . . . . . . . . . . .      $ *

Legal Fees and Expenses . . . . . . . . . . . . . . . . .      $7,500.00

Accounting Fees and Expenses. . . . . . . . . . . . . . .      $4,000.00

Registrar and Transfer Agent Fees . . . . . . . . . . . .      $ *

Miscellaneous Expenses. . . . . . . . . . . . . . . . . .      $ *
                                                               ----------

     TOTAL  . . . . . . . . . . . . . . . . . . . . . . .      $12,394.00
                                                               ===========

----------------

* Not applicable or none.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     As permitted by the Delaware General Corporation Law ("DGCL"), the Company's Amended and Restated Certificate of Incorporation limits the personal liability of directors to the Company for monetary damages for certain breaches of fiduciary duty. Liability is not eliminated for
(i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or stock purchases or redemptions pursuant to
Section 174 of the DGCL, or (iv) any transaction from which the director derived an improper personal benefit.

     The Company has also entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements provide that the directors and executive officers will be indemnified to the fullest extent permitted by applicable law against all expenses (including attorneys' fees), judgments, fines and amounts reasonably paid or incurred by them for settlement in any threatened, pending or completed action, suit or proceeding, including any derivative action, on account of their services as a director or officer of the Company or of any subsidiary of the Company or of any other company or enterprise in which they are serving at the request of the Company. No indemnification will be provided under the indemnification agreements, however, to any director or executive officer in certain limited circumstances, including on account of knowingly fraudulent, deliberately dishonest or willful misconduct. To the extent the provisions of the indemnification agreements exceed the indemnification permitted by applicable law, such provisions may be unenforceable or may be limited to the extent they are found by a court of competent jurisdiction to be contrary to public policy.

     The Company has purchased a directors and officers liability insurance policy in the amount of $3,000,000.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     See the Exhibit Index of this Registration Statement.

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (2) That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of the appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Westlake Village, State of California, on April _, 1998.

                                  DENTAL/MEDICAL DIAGNOSTIC SYSTEMS, INC.
                                      (Registrant)


                                  By:  /S/ ROBERT H. GUREVITCH
                                      --------------------------------
                                          Robert H. Gurevitch
                                          Chairman of the Board and
                                          Chief Executive Officer


                             POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert H. Gurevitch and Ronald E. Wittman or any one of them, his attorney-in-fact and agent, with full power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-3, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or their substitutes, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated.


             SIGNATURE            TITLE                          DATE

/s/ ROBERT H. GUREVITCH     Chairman of the Board
-----------------------     and Chief Executive Officer  April 30, 1998
  Robert H. Gurevitch

/S/ RONALD E. WITTMAN       Chief Financial Officer and
-----------------------     Chief Accounting Officer     April 30, 1998
 Ronald E. Wittman

/S/ MARVIN H. KLEINBERG
-----------------------     Director                     April 29, 1998
 Marvin H. Kleinberg

/S/ JACK D. PRESTON
-----------------------     Director                     April 29, 1998
   Jack D. Preston

                               EXHIBIT INDEX


NO.       ITEM
---       -----

4.1       Specimen Stock Certificate of the Registrant
          [Incorporated by reference to Amendment No. 1 of Form SB-2 filed on April 7, 1997].

5.1       Opinion of Troop Meisinger Steuber & Pasich, LLP.

23.1      Consent of Coopers & Lybrand, LLP.

23.2      Consent of Troop Meisinger Steuber & Pasich, LLP
          (included as part of Exhibit 5.1).

24.1      Power of Attorney (included in signature page).